                                                                    Exhibit 11.1




                                RADIAN GROUP INC.
                        SCHEDULE OF NET INCOME PER SHARE



                                                                           QUARTER                NINE MONTHS
                                                                     ENDED SEPTEMBER 30        ENDED SEPTEMBER 30
                                                                    --------------------       ------------------
                                                                       2001         2000(1)      2001        2000(1)
                                                                       ----         ----         ----        ----
(In thousands, except per-share amounts and market prices)
Net income.......................................................   $  91,532    $  64,069    $ 264,366    $ 184,527
Preferred stock dividend adjustment .............................        (825)        (825)      (2,475)      (2,475)
                                                                    ---------    ---------    ---------    ----------
Adjusted net income..............................................   $  90,707    $  63,244    $ 261,891    $ 182,052

Average diluted stock options outstanding........................     5,359.8      3,706.7      6,029.0      3,966.2
Average exercise price per share ................................       24.46        15.91        24.81        15.38
Average market price per share - diluted basis ..................       39.07        31.21        36.46        25.78

Average common shares outstanding ...............................      93,281       75,480       89,360       75,167
Increase in shares due to exercise of options -
 diluted basis ..................................................       1,503          903        1,532          962

Adjusted shares outstanding - diluted ...........................      94,784       76,383       90,892       76,129

Net income per share - basic ....................................   $    0.97    $    0.84    $    2.93    $    2.42
                                                                    =========    =========    =========    =========
Net income per share - diluted...................................   $    0.96    $    0.83    $    2.88    $    2.39
                                                                    =========    =========    =========    =========
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    (1) All share and per-share data have been restated to reflect the stock split. See note 4 to Notes to Consolidated Financial Statements.